Exhibit 10.1

LEASE AGREEMENT

LSOP 3 MN 3, LLC
Landlord

AND

NORTECH SYSTEMS, INC.
Tenant

AT

Meridian Business Center, Maple Grove, Minnesota

TABLE OF CONTENTS

LEASE AGREEMENT

i

THIS LEASE AGREEMENT (“Lease”) is made by and between LSOP 3 MN 3, LLC, a Delaware limited liability company (“Landlord”) and NORTECH SYSTEMS, INC., a Minnesota corporation (“Tenant”), and is dated as of the date on which this Lease has been fully executed by Landlord and Tenant.

1.                                      Basic Lease Terms and Definitions

(a)                                 Premises:  19,154  rentable square feet located in the Building, as shown on the location plan attached hereto as Exhibit A as a part hereof.

(b)                                 Building: Meridian Business Center Building containing approximately 49,827 rentable square feet

(c)                                  Building Address:  7550 Meridian Circle, Maple Grove, Minnesota 55369

(d)                                 Term:  Eighty nine (89) full calendar months (plus any partial month from the Commencement Date until the first day of the next full calendar month during the Term).

(e)                                  Commencement Date:  Upon substantial completion of the Premises in accordance with the Work Letter (as hereinafter defined) or the date Tenant takes possession of the Premises, if earlier.

(f)                                   Expiration Date:  The last day of the Term.

(g)                                 Minimum Annual Rent:  Payable in monthly installments as follows:

MONTHS	MONTHLY INSTALLMENTS		ANNUAL
1-12*	$11,579.83	*	$138,958.00	**
13-24	$11,869.33		$142,431.95
25-36	$12,166.06		$145,992.75
37-48	$12,470.21		$149,642.57
49-60	$12,781.96		$153,383.63
61-72	$13,101.52		$157,218.22
73-84	$13,429.06		$161,148.68
85-89	$13,764.78		$68,823.91	***

*plus, for any partial month from the Commencement Date until the first day of the next full calendar month, a prorated monthly installment of Minimum Annual Rent for such period based on the number of days in such partial month and the amount of the monthly installment specified in the chart above.

** Provided no uncured Event of Default then exists beyond applicable notice and cure periods, Landlord agrees to abate Tenant’s Minimum Annual Rent for the first five (5) full calendar months of the Lease (the “Conditional Rent”). To the extent that Conditional Rent is not abated because of an existing Event of Default, upon Tenant’s cure of such Event of Default, Tenant shall receive the benefit of the unabated portion of Conditional Rent.  Upon Landlord’s termination of this Lease as a result of the occurrence of an Event of Default at any time during the term of the Lease which remains uncured beyond applicable notice and cure periods, in addition to any other remedies to which Landlord may be entitled, Landlord shall be entitled to recover the unamortized portion of the Conditional Rent, amortized on a straight-line basis over the final eighty four (84) months of the initial Term (i.e., the Conditional Rent shall not be deemed to have been abated, but shall become immediately due and payable as unpaid rent earned, but due at the time of such Event of Default), provided that such amount shall be deducted from any acceleration of rent by Landlord as a result of such Event of Default.

*** Represents five (5) months Minimum Annual Rent.

(h)                                 Annual Operating Expenses:  $101,899.28, payable in monthly installments of $8,491.61, subject to adjustment as provided in this Lease, plus, for any partial month from the Commencement Date until the first day of the next full calendar month, a prorated monthly installment of Annual

Operating Expenses for such period based on the number of days in such partial month and the amount of the monthly installment payable as provided in this Lease.

(i)                                    Tenant’s Share: 38.44% (also see Definitions)

(j)                                    Use:  General office, light assembly/manufacturing, warehousing and shipping, all in compliance with all applicable Laws.

(k)                                 Security Deposit:  $20,071.44

(l)                                    Addresses For Notices:

Landlord: LSOP 3 MN 3, LLC Greenfield Partners, LLC 2 Post Road West Westport, Connecticut 06880 Attn: Barry P. Marcus	Tenant: Before the Commencement Date: 1120 Wayzata Boulevard East Wayzata, MN 55391 On or after the Commencement Date: Premises

(m)                             Additional Defined Terms:  See Rider 1 for the definitions of other capitalized terms.

(n)                                 Parking Spaces: 65 spaces in the parking deck or surface parking lot adjacent to the Building (“Parking Facility”) on non-exclusive, unreserved basis.

(o)                                 Contents:  The following are attached to and made a part of this Lease:

Rider 1 — Additional Definitions	Exhibits:	A — Plan showing Premises
B — Building Rules
C — Estoppel Certificate Form
D — Work Letter

2.                                      Premises

(a)                                 Landlord shall construct improvements to the Premises in substantial conformity with the plans and outline specifications of the plan to be prepared pursuant to the provisions of the Work Letter (the “Work Letter”) attached hereto as Exhibit D as a part hereof.

(b)                                 Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises, together with the right in common with others to use the Common Areas.  Subject only to the Landlord’s obligations set forth in the Work Letter and any express representation or warranty in this Lease, Tenant accepts the Premises, Building and Common Areas “AS IS”, without relying on any representation, covenant or warranty by Landlord.  Landlord and Tenant (a) acknowledge that all square foot measurements are approximate and (b) stipulate and agree to the rentable square footages set forth in Sections 1(a) and (b) above for all purposes with respect to this Lease.  Landlord represents and warrants to Tenant that, as of the Commencement Date, all Building Systems and exterior doors serving the Premise shall be in good operating condition.

(c)                                  Tenant, at no additional charge, may use the number of Parking Spaces in the Parking Facility indicated in Section 1(n) on a non-exclusive, unreserved basis, except as may be expressly set forth in Section 1(n).  Landlord does not guaranty that Tenant will be able to use the Parking Spaces in case of a casualty, act of God, or other force majeure event or condemnation affecting the Parking Facility.  Landlord will not be liable for damage to any vehicle using the Parking Facility pursuant to this Lease, including theft, collision, fire, or any other damage to such vehicle; Landlord will not be responsible for articles left in such vehicles; Landlord will not be liable for loss of use of any such vehicles that are damaged while using the Parking Facility.  Except to the extent caused by the negligence or intentional misconduct of Landlord, Landlord will not be liable for any injury to any person using the Parking Facility regardless of the cause of such injury; all persons using the Parking Facility will do so at their own risk.  Tenant may not assign its right to use the Parking Spaces, except (a) in conjunction with a permitted assignment of this Lease or sublease of the Premises and (b) for periodic use by Tenant’s clients and affiliates.

3.                                      Use

Tenant shall occupy and use the Premises only for the Use specified in Section l above.  Tenant shall not permit any conduct or condition which endangers, disturbs or otherwise unreasonably interfere with any other Building occupant’s normal operations or with the management of the Building.  Tenant shall not be required to continuously occupy the Premises or to continuously operate its business at the Premises, provided that Tenant otherwise complies with the requirements of this Lease.

4.                                      Term; Possession

The Term of this Lease shall commence on the Commencement Date and shall end on the Expiration Date, unless sooner terminated in accordance with this Lease.  If Landlord is delayed in delivering possession of all or any portion of the Premises to Tenant as of the Commencement Date, Tenant will take possession on the date Landlord delivers possession, which date will then become the Commencement Date (and the Expiration Date will be extended so that the number of full calendar months during the Term remains unaffected by such delay).  Landlord shall not be liable for any loss or damage to Tenant resulting from any delay in delivering possession.  In the event the Commencement Date has not occurred by July 15, 2015 and such delay was not caused by a Tenant Delay (as set forth in the Work Letter) or an event of force majeure, the Tenant may, as its sole and exclusive remedy, terminate this Lease by thirty (30) days written notice to Landlord; provided that if the Commencement Date shall occur after delivery of such notice, but before the expiration of such thirty (30) day period, the termination shall be null and void and this Lease shall continue in full force and effect.

5.                                      Rent; Taxes

Tenant agrees to pay to Landlord, without demand, deduction, setoff, counterclaim or offset, Minimum Annual Rent and Annual Operating Expenses for the Term.  Tenant shall pay the Monthly Rent, in advance, on the first day of each calendar month during the Term, at Landlord’s address designated in Section 1 above unless Landlord designates otherwise; provided that Monthly Rent for the sixth full month shall be paid at the signing of this Lease..  If the Commencement Date is not the first day of the month, the Monthly Rent for that partial month shall be apportioned on a per diem basis and shall be paid on or before the Commencement Date.  Tenant shall pay Landlord a service and handling charge equal to the lesser of $500.00 or 5% of any Rent not paid within 5 business days after the date due.  In addition, any Rent, including such charge, not paid within 5 business days after the due date will bear interest at the Interest Rate from the sixth (6th) business day following the due to the date paid.  Tenant shall pay before delinquent all taxes levied or assessed upon, measured by, or arising from: (a) the conduct of Tenant’s business; (b) Tenant’s leasehold estate; or (c) Tenant’s personal property.  Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.

6.                                      Operating Expenses

(a)                                 The amount of the Annual Operating Expenses set forth in Section 1(h) above represents Tenant’s Share of the estimated Operating Expenses for the calendar year in which the Term commences.  Landlord may reasonably adjust such amount from time to time if the estimated Annual Operating Expenses increase or decrease; Landlord may also invoice Tenant separately from time to time for Tenant’s Share of any extraordinary or unanticipated Operating Expenses.  By April 30th of each year (and as soon as practical after the expiration or termination of this Lease or, at Landlord’s option, after a sale of the Property), Landlord shall provide Tenant with a reasonably detailed statement of Operating Expenses for the preceding calendar year or part thereof.  Within 30 days after delivery of the statement to Tenant, Landlord or Tenant shall pay to the other the amount of any overpayment or deficiency then due from one to the other or, at Landlord’s option, Landlord may credit Tenant’s account for any overpayment.  If Tenant does not give Landlord notice within 60 days after receiving Landlord’s statement that

Tenant disagrees with the statement and specifying the items and amounts in dispute, Tenant shall be deemed to have waived the right to contest the statement and the amounts set forth in good faith by Landlord in such statement shall thereafter be deemed conclusive against Tenant.  Landlord’s and Tenant’s obligation to pay any overpayment or deficiency due the other pursuant to this Section shall survive the expiration or termination of this Lease.  Notwithstanding any other provision of this Lease to the contrary, Landlord may, in its reasonable discretion, determine from time to time the method of computing and allocating Operating Expenses, including the method of allocating Operating Expenses to various types of space within the Building to reflect any disparate levels of services provided to different types of space.  If the Building is not at least 95% occupied during any period, Landlord may make a reasonable adjustment based on occupancy in computing the Operating Expenses for such period of expenses that vary based on the level of occupancy of the Building,  so that Operating Expenses are computed as though the Building had been 95% occupied.

(b)                                 Upon request of Tenant, and not more than once in any twelve (12) month period, Landlord shall make its records relating to Operating Expenses for the immediately preceding calendar year available to Tenant for review.  The right to such review shall be conditional upon the following:  (a) no Event of Default by Tenant has occurred;  (b) Tenant shall be current in the payment of all Operating Expenses; (c) Tenant must provide Landlord at least thirty (30) days advance notice of its desire to review such information, and Landlord shall make the same available to Tenant at Landlord’s offices during regular business hours; (d) such review shall be at Tenant’s sole cost and expense; (e) Landlord shall not be obligated to provide any documentation other than that maintained by Landlord in the ordinary course of its business; (f) such review may not be conducted on a contingency basis and must be conducted by a certified public accountant; (g) Tenant shall provide a copy of the results of such review to Landlord, and Landlord may conduct an independent review of the same; (h) Tenant shall hold all of the results of such review confidential and shall not disclose the same to any other party; (i) the party performing the review on behalf of Tenant may not have performed such review for any other tenant of the Building, and may not solicit audit business for any other tenant in the Building concurrently with or following such review for Tenant (j) no assignee or transferee of Tenant shall have the right to conduct an audit for any period prior to the effective date of such assignment or transfer; and (k) no subtenant shall have any right to conduct an audit.  If Landlord and Tenant determine that Operating Expenses for the year in question were overpaid by Tenant then Landlord shall provide Tenant with a credit against the next installment(s) of Rent in the amount of such overpayment.  Likewise, if Landlord and Tenant determine that Operating Expenses for the year in question are more than what was paid by Tenant then Tenant shall pay Landlord the amount of such underpayment within thirty (30) days.

7.                                      Utilities

Tenant shall pay gas, electricity, heat, water, sewer,  power, telephone and other communication services and any other utilities supplied to the Premises.  Except to the extent Landlord elects to provide any such services and invoice Tenant for the cost or include the cost in Operating Expenses, Tenant shall obtain service in its own name and timely pay all charges directly to the provider.  Landlord shall not be responsible or liable for any interruption in such services, nor shall such interruption affect the continuation or validity of this Lease.   Notwithstanding the foregoing, if any of the foregoing services is interrupted due solely to the gross negligence or willful misconduct of Landlord such that Tenant cannot and does not reasonably conduct its Permitted Use in the Premises from the standpoint of prudent business management and the interruption continues for a period of at least five (5) consecutive business days following Landlord’s receipt of notice from Tenant, then Minimum Annual Rent shall abate as to the portion of the Premises rendered unusable during the period beginning on the sixth (6th ) consecutive business day of the interruption and ending on the date the service is restored.   Landlord shall have the exclusive right to select, and to change, the companies providing such services to the Building or Premises, and to purchase green or renewable energy, provided that the costs for such green or renewable energy are not materially higher than the costs for standard utility service.  Any wiring, cabling or other equipment necessary to connect Tenant’s telecommunications equipment shall be Tenant’s responsibility, and shall be installed in a manner approved by Landlord.  In the event Tenant’s consumption of any utility or other service included in Operating Expenses is excessive when compared with other occupants of the Property as determined in Landlord’s reasonable discretion, Landlord may invoice Tenant separately for, and Tenant shall pay on demand, the incremental cost of Tenant’s excessive consumption, as reasonably determined by Landlord.

8.                                      Insurance; Waivers; Indemnification

(a)                                 Tenant, at its expense, shall keep in effect commercial general liability insurance, including blanket contractual liability insurance, covering Tenant’s use of the Property, with such coverages and limits of liability not less than a $1,000,000 combined single limit with a $3,000,000 general aggregate limit (which general aggregate limit may be satisfied by an umbrella liability policy) for bodily injury or property damage; however, such limits shall not limit Tenant’s liability hereunder.  The policy shall name Landlord and any other associated or affiliated entity as their interests may appear and at Landlord’s request, any Mortgagee(s), as additional insureds, shall be written on an “occurrence” basis and not on a “claims made” basis and shall be endorsed to provide that it is primary to and not contributory to any policies carried by Landlord and to provide that it shall not be cancelable or reduced without at least 30 days prior notice to Landlord, provided that Tenant’s obligation to have its insurer(s) provide Landlord with any notices of changes or cancellations of policies shall be limited to the extent such notice requirements are provided for under the then generally available insurance policies and ACORD certificates..  The insurer shall be authorized to issue such insurance, licensed to do business and admitted in the state in which the Property is located and rated at least A VII in the most current edition of Best’s Insurance Reports.  Tenant shall deliver to Landlord on or before the Commencement Date or any earlier date on which Tenant accesses the Premises, and at least 30 days prior to the date of each policy renewal, a certificate of insurance evidencing such coverage.

(b)                                 Landlord and Tenant each waive, and release each other from and against, all claims for recovery against the other for any loss or damage to the property of such party arising out of fire or other casualty coverable by a standard “Causes of Loss-Special Form” property insurance policy with, in the case of Tenant, such endorsements and additional coverages as are considered good business practice in Landlord’s and Tenant’s businesses, even if such loss or damage shall be brought about by the fault or negligence of the other party or its Agents.  This waiver and release is effective regardless of whether the releasing party actually maintains the insurance described above in this subsection and is not limited to the amount of insurance actually carried, or to the actual proceeds received after a loss.  Each party shall have its insurance company that issues its property coverage waive any rights of subrogation, and shall have the insurance company include an endorsement acknowledging this waiver, if necessary.  Tenant assumes all risk of damage of Tenant’s property within the Property, including any loss or damage caused by water leakage, fire, windstorm, explosion, theft, act of any other tenant, or other cause.

(c)                                  Subject to subsection (c) above, and except to the extent caused by the negligence or willful misconduct of Landlord or its Agents, Tenant will indemnify, defend, and hold harmless Landlord and its Agents from and against any and all claims, actions, damages, liability and expense (including reasonable fees of attorneys, investigators and experts) which may be asserted against, imposed upon, or incurred by Landlord or its Agents and to the extent arising out of or in connection with loss of life, personal injury or damage to property in or about the Premises or to the extent arising out of the occupancy or use of the Property by Tenant or its Agents or to the extent occasioned wholly or in part by any act or omission of Tenant or its Agents, whether prior to, during or after the Term.  Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.

9.                                      Maintenance and Repairs

(a)                                 Landlord shall Maintain the Building, including the Premises (except to the extent of Tenant’s obligations set forth in Section 9(b) hereof), the Common Areas, the Building Systems and any other improvements owned by Landlord located on the Property.  If Tenant becomes aware of any condition that is Landlord’s responsibility to repair, Tenant shall promptly notify Landlord of the condition.

(b)                                 Tenant at its sole expense shall keep the Premises and the fixtures, improvements, equipment, and finishes, and any Alterations therein in clean, safe, and sanitary condition and in good order and repair and will cause no waste or injury thereto.  Tenant shall provide janitorial and trash removal for the Premises to a commercially reasonable standard.  Alterations, repairs and replacements to the Property, including the Premises, made necessary because of Tenant’s Alterations or installations, any use or circumstances special or particular to Tenant, or any act or omission of Tenant or its Agents shall be made at the sole expense of Tenant to the extent not covered by any applicable insurance proceeds paid to Landlord.  Notwithstanding the foregoing, in the event of a repair or replacement of any HVAC unit costing in excess of $1,000.00 per unit, per instance, except to the extent caused by Tenant’s or Tenant’s Agents’, employees’, contractors’ or invitees’ negligence or willful misconduct, Landlord shall cause such work to be completed and the cost thereof shall be amortized over the reasonable useful life thereof, and Tenant shall pay the monthly amortized portions thereof to the extent falling during the Term (as the same may be extended).  Additionally, and notwithstanding the foregoing, both parties expressly acknowledge that four (4) of the eight (8) HVAC units serving the Premises (being Unites 1, 2, 3 and 6) are over twenty (20) years old (each and “Aged Unit”, collectively, the “Aged Units”).  Tenant shall not (and Landlord shall) be responsible for any repairs to the Aged Units or for their replacement. Once any Aged Unit is replaced Tenant shall be responsible for the replacement unit in the same manner as the other units serving the Premises that are not Aged Units.

10.                               Compliance

(a)                                 Tenant will, at its expense, promptly comply with all Laws now or subsequently pertaining to the Premises or Tenant’s use or occupancy.  Tenant will pay any taxes or other charges by any authority on Tenant’s property or trade fixtures or relating to Tenant’s use of the Premises.  Neither Tenant nor its Agents shall use the Premises in any manner that under any Law would require Landlord to make any Alteration to or in the Building or Common Areas (without limiting the foregoing, Tenant shall not use the Premises in any manner that would cause the Premises or the Property to be deemed a “place of public accommodation” under the ADA if such use would require any such Alteration).  Tenant shall be responsible for compliance with the ADA, and any other Laws regarding accessibility, with respect to the Premises.  Other than amounts passed through as an Operating Expense pursuant to the terms of the Lease, notwithstanding the foregoing, Tenant shall in no event be obligated to perform or bear the cost of any work or repair of a capital or structural nature in connection with compliance with any laws applicable to the Premises, except to the extent such work is legally required due to Tenant’s specific use of the Premises or any Alteration performed by or on behalf of Tenant.

(b)                                 Tenant will comply, and will cause its Agents to comply, with the Building Rules.  Tenant’s obligation under this Lease to comply with Landlord’s rules and regulations shall be limited to such reasonable, non-discriminatory and uniformly-enforced rules and regulations as Landlord may from time to time prescribe, which are consistent with Tenant’s rights under this Lease.  In no event shall any rules and regulations of Landlord, or any modifications or amendments, materially reduce Tenant’s rights under this Lease, materially increase Tenant’s obligations, or otherwise be inconsistent with the provisions of the body of this Lease. In the event of conflict between such rules and regulations and the provisions of the body of this Lease, the provisions of the body of this Lease shall prevail.

(c)                                  Tenant agrees not to do anything or fail to do anything which will increase the cost of Landlord’s insurance or which will prevent Landlord from procuring policies (including public liability) from companies and in a form satisfactory to Landlord.  If any breach of the preceding sentence by Tenant causes the rate of fire or other insurance to be increased, Tenant shall pay the amount of such increase as additional Rent within 30 days after being billed. Landlord acknowledges and agrees that Tenant’s lawful use of the Premises for the express purposes set forth in Lease shall in no event be deemed to have any effect upon Landlord’s insurance policies or the premiums.

(d)                                 Tenant agrees that (i) no activity will be conducted on the Premises that will use or produce any Hazardous Materials, except for activities which are part of the ordinary course of Tenant’s business and are conducted in accordance with all Environmental Laws (“Permitted Activities”); (ii) the Premises will not be used for storage of any Hazardous Materials, except for materials used in the Permitted Activities which are properly stored in a manner and location complying with all Environmental Laws; (iii) no portion of the Premises or Property will be used by Tenant or Tenant’s Agents for disposal of Hazardous Materials; (iv) Tenant will deliver to Landlord copies of all Material Safety Data Sheets and other written information prepared by manufacturers, importers or suppliers of any chemical; and (v) Tenant will immediately notify Landlord of any violation by Tenant or Tenant’s Agents of any Environmental Laws or the release or suspected release of Hazardous Materials in, under or about the Premises, and Tenant shall immediately deliver to Landlord a copy of any notice, filing or permit sent or received by Tenant with respect to the foregoing.  If at any time during or after the Term, any portion of the Property is found to be contaminated by Tenant or Tenant’s Agents or subject to conditions prohibited in this Lease caused by Tenant or Tenant’s Agents, Tenant will indemnify, defend and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, attorneys’ fees, damages and obligations of any nature arising from or as a result thereof, and Landlord shall have the right to direct remediation activities, all of which shall be performed at Tenant’s cost.  Tenant’s obligations pursuant to this subsection shall survive the expiration or termination of this Lease.  Tenant’s obligations under the Lease with respect to Hazardous Materials shall apply only in connection with, and to the extent of, Hazardous Materials brought onto, stored, handled, manufactured, transported or released from or about the Premises by Tenant and/or Tenant’s Agents.

(e)                                  Landlord warrants that, to its actual knowledge, as of the date of this Lease, Landlord has received no notice, which remains uncured, that the Premises are in violation of applicable Environmental Laws.

11.                               Signs

Tenant shall, at its sole cost and expense, have the non-exclusive right to install (i) exterior signage on the Building’s facade (ii) signage on one panel on the existing monument sign serving the Building, and (iii) the right to install a new monument sign on the boulevard, at Tenant’s expense.  All such signage shall be subject to applicable Laws and obtaining any approvals required by such applicable Laws. Such signage shall also be subject to Landlord’s prior written consent as to design, size and location, such consent not to be unreasonably withheld, delayed or conditioned.  Tenant shall not place any signs on the Property without the prior consent of Landlord, other than signs that are located wholly within the interior of the Premises and are not intended to be directed for visibility from the exterior of the Premises.  Tenant shall maintain all signs installed by Tenant in good condition and in compliance with all applicable Laws and the Building Rules. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs.

12.                               Alterations

Except for non-structural Alterations that (i) do not exceed $10,000 in any twelve month period, (ii) are not readily visible from the exterior of the Premises, (iii) do not affect any Building System or the structural strength of the Building, (iv) do not require penetrations into the floor, ceiling or walls, and (v) do not require work within the walls, below the floor or above the ceiling, Tenant shall not make or permit any Alterations in or to the Premises without first obtaining Landlord’s consent, which consent may be granted or withheld in Landlord’s sole discretion as to any exterior or structural Alterations, but shall not be unreasonably withheld, conditioned or delayed as to interior and non-structural Alterations With respect to any Alterations made by or on behalf of Tenant (whether or not the Alteration requires Landlord’s consent): (i) not less than 10 days prior to commencing any Alteration, Tenant shall deliver to Landlord the plans, specifications and necessary permits for the Alteration, together with certificates evidencing that Tenant’s contractors and subcontractors have adequate insurance coverage naming Landlord and any other associated or affiliated entity as their interests may appear as additional insureds, (ii) Tenant shall obtain Landlord’s prior written approval of any contractor or subcontractor, (iii) the Alteration shall be constructed with new materials, in a good and workmanlike manner, and in compliance with all Laws and the plans and specifications delivered to, and, if required above, approved by Landlord, (iv) Tenant shall pay Landlord all reasonable third party costs and expenses in connection with Landlord’s review of Tenant’s plans and specifications, and of any supervision or inspection of the construction Landlord deems necessary not to exceed in the aggregate, per project, the greater of $500.00 or 3% of the hard construction costs of the Alterations being performed (provided that there shall be no charge to Tenant for minor Alterations), and (v) upon Landlord’s request Tenant shall, prior to commencing any Alteration, fully cooperate with Landlord in order to post any statutory “non-responsibility” notices that may limit third party lien rights.  Any Alteration by or on behalf of Tenant shall be the property of Tenant until the expiration or termination of this Lease; at that time without payment by Landlord the Alteration shall, at Landlord’s option, either remain on the Property and become the property of Landlord or be removed by Tenant, in which event Tenant will repair any resulting damage and will restore the Premises to the condition existing prior to Tenant’s Alteration.  At Tenant’s request prior to any Alterations being performed by, for, or on behalf of, Tenant, Landlord will notify Tenant in writing whether Tenant is required to remove the specific Alteration(s) at the expiration or termination of this Lease.  Tenant may install its trade fixtures, furniture and equipment in the Premises, provided that the installation and removal of them will not affect any structural portion of the Property, any Building System or any other equipment or facilities serving the Building or any occupant.  For Alterations, additions, improvements or other work, which require Landlord’s approval, Landlord shall respond in approval or disapproval of Tenant’s plans and specifications within ten (10) days of receipt.   If Landlord disapproves Tenant’s plans and specifications, Landlord shall detail the reasons for such disapproval with sufficient particularity to allow Tenant to resubmit the plans and specifications for approval.  Tenant shall have the right to remove its trade fixtures, furnishings, equipment, signage and inventory from the Premises at any time, provided that Tenant shall repair any damage resulting from such removal.

13.                               Mechanics’ Liens

Tenant promptly shall pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises.  Tenant shall keep the Premises and the Property free from any liens arising out of any labor, services, materials, supplies or equipment furnished or alleged to have been furnished to Tenant.  Should any such lien or notice of such lien be filed against the Premises or the Property, Tenant shall immediately notify Landlord and discharge the same by bonding or otherwise within 30 days after Tenant has notice that the lien or claim is filed regardless of the validity of such lien or claim.

14.                               Landlord’s Right of Entry

Tenant shall permit Landlord and its Agents to enter the Premises at all reasonable times following reasonable notice (except in an emergency, at which time no notice shall be required) to inspect, Maintain, or make Alterations to the Premises or Property, to exhibit the Premises for the purpose of sale or financing, and, during the last 12 months of the Term, to exhibit the Premises to any prospective tenant.  Landlord will make reasonable efforts not to inconvenience Tenant in exercising such rights, but Landlord shall not be liable for any interference with Tenant’s occupancy resulting from Landlord’s entry.  Other than in the event of an emergency, Tenant shall have the right to require Landlord or any representative of Landlord to be accompanied by one of Tenant’s employees during any such entry or otherwise subject to Tenant’s reasonable security protocols provided that Landlord has been given prior written notice of such reasonable security protocols.  Landlord shall, at its own cost, repair any damage to the Premises and reimburse Tenant for any damage caused to Tenant’s personal property in connection with such entry.

15.                               Damage by Fire or Other Casualty

If the Premises, Building or Common Areas shall be damaged or destroyed by fire or other casualty, Tenant shall promptly notify Landlord, and Landlord, subject to the conditions set forth in this Section, shall repair such damage and restore the Premises, Building or Common Areas to substantially the same condition in which they were immediately prior to such damage or destruction, but not including the repair, restoration or replacement of the fixtures, equipment, or Alterations (other than the building standard improvements included within the Tenant Improvements) installed by or on behalf of Tenant.  Landlord shall notify Tenant, within 30 days after the date of the casualty, if Landlord anticipates that the restoration will take more than 180 days from the date of the casualty to complete; in such event, either Landlord or Tenant (unless the damage was caused by Tenant) may terminate this Lease by giving notice to the other within 10 days after Landlord’s notice, which notice shall specify a termination date not less than ten (10) days or more than thirty (30) days after such termination notice; provided Landlord’s election to terminate may be contained in the original notice to Tenant.  If a casualty occurs during the last 12 months of the Term, Landlord may terminate this Lease unless Tenant has the right to extend the Term for at least 3 more years and does so within 30 days after the date of the casualty.  Moreover, notwithstanding anything herein to the contrary, Landlord may terminate this Lease if the loss is not covered by the insurance proceeds actually received by Landlord and available to be used toward the restoration of the Premises or Common Areas, which shall not include proceeds of insurance paid or payable to any Mortgagee unless such Mortgagee agrees in writing allow such funds to be used toward the restoration.  Tenant will receive an abatement of Minimum Annual Rent to the extent the Premises are rendered untenantable as a result of the casualty.

16.                               Condemnation

If (a) all of the Premises are Taken, (b) any part of the Premises is Taken and the remainder is insufficient in Landlord’s opinion for the reasonable operation of Tenant’s business, or (c) any of the Property is Taken, and, in Landlord’s opinion, it would be impractical or the condemnation proceeds are insufficient to restore the remainder, then this Lease shall terminate as of the date the condemning authority takes possession.  If this Lease is not terminated, Landlord shall restore the Building to a condition as near as reasonably possible to the condition prior to the Taking, the Minimum Annual Rent shall be abated for the period of time all or a part of the Premises is untenantable in proportion to the square foot area untenantable, and this Lease shall be amended appropriately.  The compensation awarded for a Taking shall belong to Landlord.  Except for any relocation benefits to which Tenant may be entitled, Tenant hereby assigns all claims against the condemning authority to Landlord, including, but not limited to, any claim relating to Tenant’s leasehold estate.  The forgoing shall not prohibit Tenant from making its own claim to the condemning authority, provided that such claim does not reduce the amount recoverable by Landlord.

17.                               Quiet Enjoyment

Landlord covenants that Tenant, upon performing all of its covenants, agreements and conditions of this Lease, shall have quiet and peaceful possession of the Premises as against anyone claiming by or through Landlord, subject, however, to the terms of this Lease.

18.                               Assignment and Subletting

(a)                                 Except as provided in Section (b) below, Tenant shall not enter into nor permit any Transfer voluntarily or by operation of law, without the prior consent of Landlord, which consent shall not be unreasonably withheld.  Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if (i) the proposed transferee is an existing tenant of Landlord in the Building, or has negotiated with Landlord for space in the Building anytime in the last twelve (12) calendar months, (ii) the business, business reputation, or creditworthiness of the proposed transferee is unacceptable to Landlord, (iii) Tenant is in default under this Lease beyond the applicable cure period.  A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer.  In no event shall any Transfer relieve Tenant from any obligation under this Lease.  Landlord’s acceptance of Rent from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.  Any Transfer not in conformity with this Section 18 shall be void at the option of Landlord.

(b)                                 Landlord’s consent shall not be required in the event of any Transfer by Tenant to an Affiliate provided that (i) the Affiliate has a tangible net worth at least equal to that of Tenant as of the date of this Lease, (ii) Tenant provides Landlord notice of the Transfer at least 15 days prior to the effective date, together with current financial statements of the Affiliate certified by an executive officer of the Affiliate, and (iii) in the case of an assignment or sublease, Tenant delivers to Landlord a commercially reasonable assumption agreement executed by Tenant and the Affiliate, together with a certificate of insurance evidencing the Affiliate’s compliance with the insurance requirements of Tenant under this Lease.

(c)                                  For any Transfer other than to an Affiliate, Tenant shall pay to Landlord, promptly upon receipt, fifty percent (50%) of the excess of (i) all compensation received and to be received by Tenant for or as a result of the Transfer over (ii) the Rent allocable to the Premises transferred.

(d)                                 If Tenant requests Landlord’s consent to a Transfer, Tenant shall provide Landlord, at least 15 days prior to the proposed Transfer, current financial statements of the transferee certified by an executive officer of the transferee, a complete copy of the proposed Transfer documents pertaining to this Lease or the Premises, and any other information Landlord reasonably requests.  Immediately following any approved assignment or sublease, Tenant shall deliver to Landlord an assumption agreement reasonably acceptable to Landlord executed by Tenant and the transferee, together with a certificate of insurance evidencing the transferee’s compliance with the insurance requirements of Tenant under this Lease.  Tenant agrees to reimburse Landlord for reasonable administrative and attorneys’ fees in connection with the processing and documentation of any Transfer for which Landlord’s consent is requested, in an amount not to exceed $2,500.00 per requested Transfer.

19.                               Subordination; Mortgagee’s Rights

(a)                                 Subject to Mortgagee’s rights set forth in this Lease, Tenant accepts this Lease subject and subordinate to any Mortgage now or in the future affecting the Premises.  This clause shall be self-operative, but within 10 business days after request, Tenant shall execute and deliver any further instruments confirming the subordination of this Lease and any further instruments of attornment that the Mortgagee may reasonably request.  However, any Mortgagee may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by giving notice to Tenant, and this Lease shall then be deemed prior to such Mortgage without regard to their respective dates of execution and delivery; provided that such subordination shall not affect any Mortgagee’s rights with respect to condemnation awards, casualty insurance proceeds, intervening liens or any right which shall arise between the recording of such Mortgage and the execution of this Lease.  The subordination of Tenant’s interest under this Lease to any Mortgage placed on the Premises after the date of this Lease, as well as Tenant’s obligation to attorn to any Mortgagee and/or purchaser through foreclosure or sale in lieu thereof with respect to any such Mortgage, shall be conditioned on the Mortgagee, purchaser or other party in question agreeing to recognize and not disturb Tenant’s rights under this Lease, provided that Tenant is not in default hereunder beyond applicable notice and cure periods.

(b)                                 Upon receipt of Tenant’s written request, Landlord shall use its commercially reasonable efforts (but with no obligation to pay any out-of-pocket fees or sums) to obtain from any Mortgagee a non-disturbance agreement in favor of Tenant on such Mortgagee’s standard form.  Tenant acknowledges that no Mortgagee shall be (i) liable for any act or omission of a prior landlord, unless such breach is of an ongoing nature, (ii) subject to any rental offsets or defenses against a prior landlord, (iii) bound by any amendment of this Lease made after the date that that Tenant is notified of the mortgage without the Mortgagee’s written consent (such consent not to be unreasonably withheld, delayed or conditioned), (iv) bound by payment of Monthly Rent more than one month in advance or liable for any other funds paid by Tenant to Landlord unless such funds actually have been transferred to the Mortgagee by Landlord, or (v) responsible for any Security Deposit, except to the extent actually received by such Mortgagee.

(c)                                  The provisions of Sections 15 and 16 above notwithstanding, Landlord’s obligation to restore the Premises after a casualty or condemnation shall be subject to the consent and prior rights of any Mortgagee.

20.                               Tenant’s Certificate; Financial Information; Other Disclosures by Tenant

(a)                                 Within 10 business days after Landlord’s request from time to time, (a) Tenant shall execute, acknowledge and deliver to Landlord, for the benefit of Landlord, Mortgagee, any prospective Mortgagee, and any prospective purchaser of Landlord’s interest in the Property, an estoppel certificate in the form of attached Exhibit C (or other form reasonably requested by Landlord), modified as necessary to accurately state the facts represented, and (b) Tenant shall furnish to Landlord, Landlord’s Mortgagee, prospective Mortgagee and/or prospective purchaser reasonably requested financial information, subject to Tenant’s prior receipt of a commercially reasonable nondisclosure agreement from the intended recipient(s) of such financial statement.  In the event Tenant is publicly traded and its financial information is publically available, Tenant may satisfy this requirement by providing Landlord with the link(s) to Tenant’s SEC financial reports.

(b)                                 Tenant agrees to reasonably cooperate with Landlord to provide information reasonably required or requested by Landlord to be provided to a regulatory or other recognized entity for the purpose of obtaining accreditation of the Building or the Property for any so-called “green initiative” such as LEED certification, which cooperation shall include, without limitation, providing electric consumption data or other relevant data in proper format for reporting to the U.S. Green Building Council (or similar or successor authority selected by Landlord), provided that Tenant shall not be required to incur any material costs (including investment of time by Tenant’s employees) in connection with such compliance.

21.                               Surrender

(a)                                 On the date on which this Lease expires or terminates, Tenant shall return possession of the Premises to Landlord in good broom-clean condition, except for ordinary wear and tear, Landlord’s repair, maintenance and replacement obligations and casualty damage that Tenant is not required to remedy under this Lease.  Prior to the expiration or termination of this Lease, Tenant shall remove from the Property all furniture, trade fixtures, equipment, wiring and cabling (unless Landlord directs Tenant otherwise), and all other personal property installed by or on behalf of Tenant or its assignees or subtenants.  Tenant shall repair any damage resulting from such removal and shall restore the Property to good order and condition.  Any of Tenant’s personal property not removed as required shall be deemed abandoned, and Landlord, at Tenant’s expense, may remove, store, sell or otherwise dispose of such property in such manner as Landlord may see fit and/or Landlord may retain such property or sale proceeds as its property.  If Tenant does not return possession of the Premises to Landlord in the condition required under this Lease, Tenant shall pay Landlord all resulting damages Landlord may suffer.

(b)                                 If Tenant remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s occupancy of the Premises shall be that of a tenancy at will.  Tenant’s occupancy during any holdover period shall otherwise be subject to the provisions of this Lease (unless clearly inapplicable), except that the Monthly Rent shall be 150% of the Monthly Rent payable for the last full calendar month immediately preceding the holdover.  No holdover or payment by Tenant after the expiration or termination of this Lease shall operate to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise.  Any provision in this Lease to the contrary notwithstanding, any holdover by Tenant shall constitute a default on the part of Tenant under this Lease entitling Landlord to exercise, without obligation to provide Tenant any notice or cure period, all of the remedies available to Landlord in the event of a Tenant default, and Tenant shall be liable for all damages, including consequential damages, that Landlord suffers as a result of the holdover.

22.                               Defaults — Remedies

(a)                                 It shall be an Event of Default:

(i)                                     If Tenant does not pay in full when due any and all Rent and, except as provided in Section 22(c) below, Tenant fails to cure such default on or before the date that is 5 business days after Landlord gives Tenant notice of default

(ii)                                  If Tenant fails to observe and perform or otherwise breaches any other provision of this Lease, and Tenant fails to cure the default on or before the date that is 21 days after Landlord gives Tenant notice of default; provided, however, if the default cannot reasonably be cured within 21 days following Landlord’s giving of notice, Tenant shall be afforded additional reasonable time (not to exceed 60 days following Landlord’s notice) to cure the default if Tenant begins to cure the default within 21 days following Landlord’s notice and continues diligently in good faith to completely cure the default; or

(iii)                               If Tenant becomes insolvent or makes a general assignment for the benefit of creditors or offers a settlement to creditors, or if a petition in bankruptcy or for reorganization or for an arrangement with creditors under any federal or state law is filed by or against Tenant, or a bill in equity or other proceeding for the appointment of a receiver for any of Tenant’s assets is commenced, or if any of the real or personal property of Tenant shall be levied upon; provided that any proceeding brought by anyone other than Landlord or Tenant under any bankruptcy, insolvency, receivership or similar law shall not constitute an Event of Default until such proceeding has continued unstayed for more than 60 consecutive days.

(b)                                 If an Event of Default occurs, in addition to all other rights and remedies available to Landlord at law, in equity, by statute or otherwise, Landlord shall have the following rights and remedies:

(i)                                     Landlord, without any obligation to do so, may elect to cure the default on behalf of Tenant, in which event Tenant shall reimburse Landlord upon demand for any sums paid or costs incurred by Landlord (together with an administrative fee of 15% thereof) in curing the default, plus interest at the Interest Rate from the respective dates of Landlord’s incurring such costs, which sums and costs together with interest at the Interest Rate shall be deemed additional Rent;

(ii)                                  To enter and repossess the Premises, by breaking open locked doors if necessary, and remove all persons and all or any property, in accordance with applicable law, without being liable for prosecution or damages.  Landlord may, at Landlord’s option, make reasonable Alterations and repairs in order to relet the Premises and relet all or any part(s) of the Premises for Tenant’s account.  Tenant agrees to pay to Landlord on demand any deficiency (taking into account all reasonable costs incurred by Landlord) that may arise by reason of such reletting.  In the event of reletting without termination of this Lease, Landlord may at any time thereafter elect to terminate this Lease for such previous breach;

(iii)                               In connection with a termination of the Lease only, to accelerate the Rent for the balance of the Term, and declare the same to be immediately due and payable, provided that such accelerated Rent shall be reduced by the fair market value of the Premises (less costs reasonably anticipated by Landlord in connection with such reletting including, but not limited to, brokerage commissions and necessary alterations to the Premises) and discounted to present value at the rate of 4% per annum; and

(iv)                              To terminate this Lease and the Term.

(c)                                  Any provision to the contrary in this Section 22 notwithstanding (i) Landlord shall not be required to give Tenant the notice and opportunity to cure provided in Section 22(a)(i)  above more than twice in any consecutive 12-month period, and thereafter in connection with any late payment within such 12-month period, Landlord may declare an Event of Default without affording Tenant any of the notice and cure rights provided under this Lease, and (ii) Landlord shall not be required to give such notice prior to exercising its rights under Section 22(b)(i) if Tenant fails to comply with the provisions of Sections 13 or 20 or in an emergency.

(d)                                 No waiver by Landlord of any breach by Tenant shall be a waiver of any subsequent breach, nor shall any forbearance by Landlord to seek a remedy for any breach by Tenant be a waiver by Landlord of any rights and remedies with respect to such or any subsequent breach.  Efforts Landlord makes to mitigate the damages caused by Tenant’s default, if any, shall not constitute a waiver of Landlord’s right to recover damages hereunder.  No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy provided herein or by law, but each shall be cumulative and in addition to every other right or remedy given herein or now or hereafter existing at law or in equity.  No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the total amount due Landlord under this Lease shall be deemed to be other than on account, nor shall any endorsement or statement on any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of Rent due, or Landlord’s right to pursue any other available remedy.

(e)                                  If either party commences an action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the other party attorneys’ fees, costs of suit, investigation expenses and discovery costs, including costs of appeal.

(f)                                   Landlord and Tenant waive the right to a trial by jury in any action or proceeding based upon or related to, the subject matter of this Lease.

(g)                                 Landlord shall not exercise any remedies otherwise available to Landlord under this Lease and/or at law or in equity without having given Tenant the notices and allowed the cure periods expressly in Section 22(a) above (except as provided in Section 22(c).  Landlord’s right to accelerate rent shall be limited to the provision of Section 22(b)(iii).  Any eviction or detainer action by Landlord with respect to Tenant’s right to use the Premises, shall be conducted in accordance with proper statutory procedures.

(h)                                 Landlord shall use commercially reasonable efforts to mitigate its damages resulting from an Event of Default by Tenant under this Lease.  Landlord’s obligation to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

(i)                                     Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant.

(ii)                                  Landlord shall not be obligated to offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available.

(iii)                               Landlord shall not be obligated to enter into a new lease under terms and conditions that are unacceptable to Landlord under Landlord’s then current reasonable leasing policies for comparable space in the Building.

(iv)                              Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would: (i) disrupt the tenant mix or balance of the Building; (ii) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Building; (iii) adversely affect the reputation of the Building; or (iv) be incompatible with the operation of the Building as a first-class building.

(v)                                 Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to operate the Premises in a first-class manner.

(vi)                              Landlord shall not be required to expend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

1)                                     Tenant pays any such sum to Landlord in advance of Landlord’s execution of a Substitute Lease with such Substitute Tenant (which payment shall not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s default under this Lease); or

2)                                     Landlord, in Landlord’s reasonable business discretion, determines that any such expenditure is financially justified in connection with entering into any such Substitute Lease.

Upon compliance with the above criteria regarding the releasing of the Premises after an Event of Default by Tenant, Landlord shall be deemed to have fully satisfied Landlord’s obligation to mitigate damages under this Lease and under any law or judicial ruling in effect on the date of this Lease or at the time of Tenant’s default, and Tenant waives and releases, to the fullest extent legally permissible, any right to assert in any action by Landlord to enforce the terms of this Lease, any defense, counterclaim, or rights of setoff or recoupment respecting the mitigation of damages by Landlord, unless and to the extent Landlord maliciously or in bad faith fails to act in accordance with the requirements of this Section 22(h).

23.                               Tenant’s Authority

Tenant represents and warrants to Landlord that:  (a) Tenant is duly formed, validly existing and in good standing under the laws of the state under which Tenant is organized, and qualified to do business in the state in which the Property is located, and (b) the person(s) signing this Lease are duly authorized to execute and deliver this Lease on behalf of Tenant.

24.                               Liability of Landlord

The word “Landlord” in this Lease includes the Landlord executing this Lease as well as its successors and assigns, each of which shall have the same rights, remedies, powers, authorities and privileges as it would have had it originally signed this Lease as Landlord.  Any such person or entity, whether or not named in this Lease, shall have no liability under this Lease after it ceases to hold title to the Premises except for obligations already accrued (and, as to any unapplied portion of Tenant’s Security Deposit, Landlord shall be relieved of all liability upon transfer of such portion to its successor in interest).  Tenant shall look solely to Landlord’s successor in interest for the performance of the covenants and obligations of the Landlord hereunder which subsequently accrue, provided that the successor landlord has assumed this Lease.  Landlord shall not be deemed to be in default under this Lease unless Tenant gives Landlord notice specifying the default and Landlord fails to cure the default within a reasonable period following Tenant’s notice.  Except for damages directly caused by Landlord’s gross negligence or willful misconduct, Landlord will not be liable to Tenant, its Agents, customers, clients, family members, guests, or trespassers for any damage, compensation, or claim arising from (i) the repairing of any portion of the Building, (ii) any interruption in the use of the Premises or the Property, (iii) accident or damage resulting from the use or operation (by Landlord, Tenant, or any other person or persons whatsoever) of elevators, escalators, or heating, cooling, electrical, or plumbing equipment or apparatus, (iv) the termination of this Lease because of the destruction of the Premises or a taking or sale in lieu thereof by eminent domain, (v) any casualty, robbery, theft, criminal act, or unexplained disappearance, or (vi) any leakage in any part of the Premises or the rest of the Building (including areas occupied by other tenants and occupants of the Building), or from water, rain, or snow that may leak into, or flow from, any part of the Premises or the rest of the Building, or from drains, pipes or plumbing work in or about the Building.  In no event shall Landlord be liable to Tenant for any loss of business or profits of Tenant or for consequential, punitive or special damages of any kind.  Neither Landlord nor any principal of Landlord nor any owner of the Property, whether disclosed or undisclosed, shall have any personal liability with respect to any of the provisions of this Lease or the Premises; Tenant shall look solely to the equity of Landlord in the Property for the satisfaction of any claim by Tenant against Landlord.  The foregoing limitation on Landlord’s liability shall not be deemed to constitute a waiver by Tenant of any of Tenant’s nonmonetary legal or equitable remedies.

25.                               Miscellaneous

(a)                                 The captions in this Lease are for convenience only, are not a part of this Lease and do not in any way define, limit, describe or amplify the terms of this Lease.

(b)                                 This Lease represents the entire agreement between the parties hereto and there are no collateral or oral agreements or understandings between Landlord and Tenant with respect to the Premises or the Property.  No rights, easements or licenses are acquired in the Property or any land adjacent to the Property by Tenant by implication or otherwise except as expressly set forth in this Lease.  This Lease shall not be modified in any manner except by an instrument in writing executed by the parties.  The masculine (or neuter) pronoun and the singular number shall include the masculine, feminine and neuter genders and the singular and plural number.  The word “including” followed by any specific item(s) is deemed to refer to examples rather than to be words of limitation.  The word “person” includes a natural person, a partnership, a corporation, a limited liability company, an association and any other form of business association or entity.  Both parties having participated fully and equally in the negotiation and preparation of this Lease, this Lease shall not be more strictly construed, nor any ambiguities in this Lease resolved, against either Landlord or Tenant.

(c)                                  Each covenant, agreement, obligation, term, condition or other provision contained in this Lease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, not dependent on any other provision of this Lease unless otherwise expressly provided.  All of the terms and conditions set forth in this Lease shall apply throughout the Term unless otherwise expressly set forth herein.

(d)                                 If any provisions of this Lease shall be declared unenforceable in any respect, such unenforceability shall not affect any other provision of this Lease, and each such provision shall be deemed to be modified, if possible, in such a manner as to render it enforceable and to preserve to the extent possible the intent of the parties as set forth herein.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Property is located.

(e)                                  This Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, personal representatives and permitted successors and assigns.  All persons liable for the obligations of Tenant under this Lease shall be jointly and severally liable for such obligations.

(f)                                   Tenant shall not record this Lease or any memorandum without Landlord’s prior consent.  In the event this Lease or any memorandum is recorded by or on behalf of Tenant, Tenant shall be responsible for all costs, fees, expenses, and taxes incurred directly or indirectly related thereto.

(g)                                 Where a party’s consent or approval is required under the Lease such consent or approval shall not be unreasonably withheld, delayed or conditioned unless the Lease specifically provides for such consent to be at the consenting parties sole discretion.

26.                               Notices

Any notice, consent or other communication under this Lease shall be in writing and addressed to Landlord or Tenant at their respective addresses specified in Section 1 above (or to such other address as either may designate by notice to the other) with a copy to any Mortgagee or other party designated by Landlord (provided that Tenant has previously been provided with written notice of the identity and address of such mortgagee and/or designee).  Copies of all notices to Tenant should be directed to Maslon at 3300 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402-4140, attention Andy Jacobson.  Any notice or demand given or made under this Lease shall be deemed to have been received: (a) two (2) business days after the same was deposited in the United States mail, certified, postage prepaid; (b) one (1) business day after deposit with a nationally recognized overnight courier service (e.g., Federal Express), overnight delivery costs prepaid; or (c) upon delivery if personally delivered.  The giving of notice by Landlord’s attorneys, representatives and agents under this Section shall be deemed to be the acts of Landlord.

27.                              Security Deposit

At the time of signing this Lease, Tenant shall deposit with Landlord the Security Deposit to be retained by Landlord as cash security for the faithful performance and observance by Tenant of the provisions of this Lease.  Tenant shall not be entitled to any interest on the Security Deposit.  Landlord shall have the right to commingle the

Security Deposit with its other funds.  Landlord may use the whole or any part of the Security Deposit for the payment of any amount as to which Tenant is in default or to compensate Landlord for any loss or damage it may suffer by reason of Tenant’s default under this Lease.  If Landlord uses all or any portion of the Security Deposit as herein provided, within 10 days after demand, Tenant shall pay Landlord cash in an amount equal to that portion of the Security Deposit used by Landlord.  The Security Deposit, minus only amounts that Landlord is entitled to retain as provided above, shall be returned to Tenant within a reasonable time after the Expiration Date and surrender of the Premises to Landlord.

28.                               Brokers

Each of Landlord and Tenant hereby represents and warrants to the other that it has dealt with no real estate agents or brokers in connection with the negotiation, execution and delivery of this Lease other than CBRE, Inc. (“Landlord’s Broker”) and The Craig Company (“Tenant’s Broker”) and that no brokerage fees or commissions are payable to any real estate agent or broker in connection with the negotiation, execution and delivery of this Lease other than to Landlord’s Broker and Tenant’s Broker.  Each of Landlord and Tenant shall indemnify, defend, protect and hold the other harmless from and against any and all losses, liabilities, damages, claims, costs and/or expenses (including, without limitation, reasonable attorneys’ fees) that the other may incur or suffer, or which may be asserted against the other, in connection with, or in any way relating to, the inaccuracy of any representation or warranty made by it in this Section.  Landlord shall pay all fees and commissions due and owing to Landlord’s Broker and Tenant’s Broker in connection with the negotiation, execution and delivery of this Lease pursuant to a separate written agreement made prior to the date on which this Lease has been fully executed by Landlord and Tenant between Landlord and Landlord’s Broker.

29.                               Extension Option.

Tenant shall have the option to extend the term of the Lease for one (1) term of five (5) years.  Such extension term shall begin the first day following the expiration of the Term.  Tenant shall have the right to exercise the extension option conferred herein by giving Landlord notice at least one hundred eighty (180) days prior to the expiration of the initial Term; provided that, at the time of exercise of the extension option  no Event of Default has occurred which remains uncured beyond applicable notice and cure periods.

The extension option shall be subject to all of the terms and conditions contained in the Lease, except that Minimum Annual Rent during the renewal term shall be at Market Rent.  “Market Rent” shall be the anticipated rate in effect for the Premises as of the commencement of the renewal term, together with any market rate increases during the renewal term, based upon the rents generally in effect for renewed leases of space in the area in which the Building is located of equivalent quality, size, utility and location, and taking into account the length of the renewal term and the credit standing of Tenant.  Landlord shall lease the Premises to Tenant in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements.  In the event that Tenant shall exercise an option to renew the Lease, then the Market Rent shall be agreed upon in a meeting of the parties hereto held at least ninety (90) days prior to the expiration of the then current Term.  If the parties are able to agree on an amount of Market Rent that is mutually satisfactory, then such agreements shall be placed in writing and shall be signed by the parties hereto and shall thereupon become a part of this Lease.

If the parties hereto are unable to agree upon the Market Rent at least thirty (30) days prior to the commencement of the renewal term, then the disagreement shall be promptly submitted to arbitration. In such event, each party shall select an arbitrator having not less than ten (10) years’ actual experience in the commercial real estate brokerage business, and the arbitrators so selected shall immediately meet for the purpose of hearing and deciding the dispute and fixing the relevant rate of rent.  If the two arbitrators selected agree on Market Rent, their decision shall be binding on both parties.  If the two arbitrators selected cannot agree on the Market Rent within ten (10) business days after appointment (the “Initial Review Period”), but the rates differ by less than five percent (5%), the Market Rent shall be the average of the two rates.  If the rates differ by more than five percent (5%), no later than five (5) business days following the expiration of the Initial Review Period, the two arbitrators shall select a third arbitrator with qualifications similar to their own.  Within ten (10) business days following appointment, the third arbitrator shall select one of the two rental rates promulgated by the first two arbitrators as the Market Rent.  If the arbitrators cannot agree on the third arbitrator, they shall petition the presiding judge of the local state court having jurisdiction to appoint such arbitrator to act as an umpire between the arbitrators selected by Landlord and Tenant.  The decision of the third arbitrator or presiding judge, as the case may be, shall be binding on both parties.  Landlord and Tenant shall each be responsible to pay their respective arbitrators and will share equally the cost of the third arbitrator.

Failure of Tenant to properly exercise any option herein granted shall be construed as a waiver of all extension options herein granted, and the Lease shall then terminate at the expiration of the then current Term.

30.                               Right of First Offer

Provided no Event of Default has occurred which remains uncured beyond applicable notice and cure periods, Tenant shall have a right of first offer with respect to any space in the Building which is contiguous to the Premises that may become available (the “Expansion Space”), provided at least two (2) years remain under the Term of this Lease.

Landlord shall notify Tenant in writing within thirty (30) days after the Expansion Space becomes legally available to lease, or at Landlord’s option, such earlier time as Landlord shall be in a position to project when the Expansion Space will be legally available to lease, advising Tenant of such projected date.  Tenant shall then have ten (10) business days in which to notify Landlord in writing exercising Tenant’s right to lease the Expansion Space on the terms described herein.  If Tenant exercises the right to lease the Expansion Space, said lease and the rent on the Expansion Space shall commence the later of thirty (30) days after Tenant’s notice exercising the right, or the date the Expansion Space is available for occupancy, and shall continue for the duration of the Term of the Lease.  The right to lease the Expansion Space shall, at Landlord’s election, be null and void if an Event of Default has occurred which remains uncured beyond applicable notice and cure periods, at the date Landlord would otherwise notify Tenant of the availability of the Expansion Space or at any time thereafter and prior to commencement of the lease for the Expansion Space.

If Tenant exercises this right of first opportunity, the Expansion Space shall be added to the Premises on the terms contained in the Lease, except that (a) the Minimum Annual Rent for the Expansion Space shall be the Market Rent for such space, or, if greater, the scheduled rates then applicable to the Premises under the Lease (provided that such amount shall be reasonably adjusted to take into account any allowance provided to Tenant and amortized over the Term of the Lease to the extent that a corresponding allowance is not provided with respect to the Expansion Space); and (b) the parties shall negotiate (i) any tenant improvements or improvement allowance for the Expansion Space as an element of the determination of the Market Rent for the Expansion Space; and (ii) a work letter addressing the procedure for preparation and approval of the plans for any tenant improvements in the Expansion Space, as well as the construction thereof.  “Market Rent” shall be the anticipated rate in effect for the Expansion Space as of the commencement of the term therefor, together with any market rate increases thereafter, based upon the rents generally in effect for new leases of space in the area in which the Building is located of equivalent quality, size, utility and location, and taking into account the length of the term and the credit standing of Tenant.  Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, free rent or the like) or other tenant inducements.  If the parties are able to agree on a Market Rate and other terms that are mutually satisfactory, then such agreements shall be placed in writing and shall be signed by the parties hereto and shall thereupon become a part of this Lease.

If the parties are unable to agree upon the Market Rent and other terms at least thirty (30) days prior to the effective date of any expansion of the Premises, then the disagreement shall be promptly submitted to arbitration  in the same manner as provided in Section 29 above.

The foregoing right shall apply only with respect to the entire Expansion Space and may not be exercised with respect to only a portion thereof, unless only a portion thereof shall first become available (in which case, the foregoing expansion right shall apply to such portions of the Expansion Space, as the same become legally available to lease).  If Tenant shall fail to exercise such expansion right, after notice by Landlord of the availability of the Expansion Space, as provided herein, such right shall be deemed to have lapsed and expired and shall be of no further force or effect.  Landlord may thereafter freely lease all or a portion of the Expansion Space to any other party, at any time, on any terms, in Landlord’s sole discretion.  The foregoing expansion right shall be subject to the existing tenants’ or occupants’ of the Expansion Space renewing their existing leases, whether pursuant to an option to extend previously granted or otherwise, and in all events is subject and subordinate to any existing rights of any other parties to lease the Expansion Space, if such existing rights have already been granted prior to the date of this Lease.

If Tenant shall exercise the expansion right granted herein, Landlord does not guarantee that the Expansion Space will be available on the commencement date for the lease thereof, and Landlord shall not be in default of its obligations hereunder, if the then-existing occupants of the Expansion Space shall hold over, or if the Expansion Space is not available for any other reason beyond Landlord’s reasonable control.  In such event, Rent with respect to the Expansion Space shall be abated until Landlord legally delivers the same to Tenant, as Tenant’s sole recourse; provided, however Tenant shall have the right to rescind its exercise of its option for such Expansion Space if the delivery is delayed by more than 180 days.  Tenant’s exercise of such expansion right shall not operate to cure any Event of Default, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such Event of Default.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Landlord and Tenant have executed this Lease on the respective date(s) set forth below.

Landlord:

LSOP 3 MN 3, LLC

	By:	/s/ Barry P. Marcus
	Name:	Barry P. Marcus
	Title:	Senior Vice President

Date signed:

4/1/15

Date signed:	Tenant:

3/31/15	NORTECH SYSTEMS, INC.

Attest:

	By:	/s/ Rich Wasielewski
Name:	Name:
Title:	Title:

Rider 1 to Lease Agreement

(Multi-Tenant Office)

ADDITIONAL DEFINITIONS

“ADA” means the Americans With Disabilities Act of 1990 (42 U.S.C. § 1201 et seq.), as amended and supplemented from time to time.

“Affiliate” means (i) any entity controlling, controlled by, or under common control of, Tenant, (ii) any successor to Tenant by merger, consolidation or reorganization, and (iii) any purchaser of all or substantially all of the stock or assets of Tenant as a going concern.

“Agents” of a party means such party’s employees, agents, representatives, contractors, licensees or invitees.

“Alteration” means any addition, alteration or improvement to the Premises or Property, as the case may be, including, without limitation, the Tenant Improvements.

“Building Rules” means the rules and regulations attached to this Lease as Exhibit B as they may be amended by Landlord from time to time.

“Building Systems” means any electrical, mechanical, structural, plumbing, heating, ventilating, air conditioning, sprinkler, life safety, security or other systems serving the Building.

“Common Areas” means all areas and facilities as provided by Landlord from time to time for the use or enjoyment of all tenants in the Building or Property, including, if applicable, lobbies, hallways, restrooms, elevators, driveways, sidewalks, parking, loading and landscaped areas.

“Environmental Laws” means all present or future federal, state or local laws, ordinances, rules or regulations (including the rules and regulations of the federal Environmental Protection Agency and comparable state agency) relating to the protection of human health or the environment.

“Event of Default” means a default described in Section 22(a) of this Lease that is not cured within the specified cure period.

“Hazardous Materials” means pollutants, contaminants, toxic or hazardous wastes or other materials the removal of which is required or the use of which is regulated, restricted, or prohibited by any Environmental Law.

“Interest Rate” means interest at lesser of (i) the rate of 1% per month or (ii) the maximum rate permitted by Laws.

“Land” means the lot or plot of land on which the Building is situated or the portion thereof allocated by Landlord to the Building.

“Laws” means all laws, ordinances, rules, orders, regulations, guidelines and other requirements of federal, state or local governmental authorities or of any private association or contained in any restrictive covenants or other declarations or agreements, now or subsequently pertaining to the Property or the use and occupation of the Property.

“Lease Year” means the period from the Commencement Date through the succeeding 12 full calendar months (including for the first Lease Year any partial month from the Commencement Date until the first day of the first full calendar month) and each successive 12-month period thereafter during the Term.

“Maintain” means to provide such maintenance, repair and, to the extent necessary and appropriate, replacement, as may be needed to keep the subject property in good condition and repair.

“Monthly Rent” means the monthly installment of Minimum Annual Rent plus the monthly installment of estimated Annual Operating Expenses payable by Tenant under this Lease.

1

“Mortgage” means any mortgage, deed of trust or other lien or encumbrance on Landlord’s interest in the Property or any portion thereof, including without limitation any ground or master lease if Landlord’s interest is or becomes a leasehold estate.

“Mortgagee” means the holder of any Mortgage, including any ground or master lessor if Landlord’s interest is or becomes a leasehold estate.

“Normal Business Hours” means 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 12:00 p.m. Saturday legal holidays excepted.

“Operating Expenses” means all costs, fees, charges and expenses incurred or charged by Landlord in connection with the operation, maintenance and repair of, and services provided to, the Property, including, but not limited to, (i) the charges at standard retail rates for any services provided by Landlord pursuant to Section 7 of this Lease, (ii) the cost of insurance carried by Landlord allocable to the Building together with the cost of any commercially reasonable deductible paid by Landlord in connection with an insured loss, which is allocable to the Building, (iii) Landlord’s cost to Maintain the Property, (iv) the cost of trash collection or recycling programs instituted at the Building, (v) to the extent not otherwise payable by Tenant pursuant to Section 5 of this Lease, all levies, taxes (including real estate taxes, sales taxes and gross receipt taxes), assessments, association dues, liens, license and permit fees, together with the reasonable cost of contesting any of the foregoing, which are applicable to the Term, and which are imposed by any authority or under any Law, or pursuant to any recorded covenants or agreements, upon or with respect to the Property, or any improvements thereto, or directly upon this Lease or the Rent or upon amounts payable by any subtenants or other occupants of the Premises, or against Landlord because of Landlord’s estate or interest in the Property, (vi) the annual amortization (over their estimated economic useful life or payback period, whichever is shorter) of the costs (including reasonable financing charges) of necessary capital improvements or replacements (a) required by any Laws, (b) made for the purpose of reducing Operating Expenses, or (c) made for the purpose of directly enhancing the safety of tenants in the Building, (vii) a commercially reasonable management and administrative fee, and (viii) building security services.  The foregoing notwithstanding, Operating Expenses will not include:  (i) depreciation on the Building, (ii) financing and refinancing costs (except as provided above), interest on debt or amortization payments on any mortgage, or rental under any ground or underlying lease, (iii) leasing commissions, advertising expenses, tenant improvements or other costs directly related to the leasing of the Property, (iv) bad debts or costs incurred trying to collect bad debts; (v) costs related to any judgment or mechanics liens against the Property, (vi) interest and late charges, penalties, or fines in connection with any delinquent payment of real estate taxes by Landlord; or (vii) income, excess profits, gift, transfer registration or corporate capital stock tax imposed or assessed upon Landlord, unless such tax or any similar tax is levied or assessed in lieu of all or any part of any taxes includable in Operating Expenses above.  If Landlord elects to prepay real estate taxes during any discount period, Landlord shall be entitled to the benefit of any such prepayment.  Landlord shall have the right to directly perform (by itself or through an affiliate) any services provided under this Lease provided that the Landlord’s charges included in Operating Expenses for any such services shall not exceed competitive market rates for comparable services.

“Property” means the Land, the Building, the Common Areas, and all appurtenances to them.

“Rent” means the Minimum Annual Rent, Annual Operating Expenses and any other amounts payable by Tenant to Landlord under this Lease.

“Taken” or “Taking” means acquisition by a public authority having the power of eminent domain by condemnation or conveyance in lieu of condemnation.

“Tenant’s Share” means the percentage obtained by dividing the rentable square feet of the Premises by the rentable square feet of the Building, as set forth in Section 1 of this Lease.

“Transfer” means (i) any assignment, transfer, pledge or other encumbrance of all or a portion of Tenant’s interest in this Lease, (ii) any sublease, license or concession of all or a portion of Tenant’s interest in the Premises, or (iii) any transfer of a direct or indirect controlling interest in Tenant.

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EXHIBIT A

PLAN SHOWING PREMISES

A-1

EXHIBIT B

BUILDING RULES

1.                                      Any sidewalks, lobbies, passages, elevators and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises.  Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the Property.

2.                                      The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3.                                      Tenant shall not impair in any way the fire safety system and shall comply with all security, safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.  No person shall go on the roof without Landlord’s prior written permission.

4.                                      Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord.  Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5.                                      Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines.  If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease.

6.                                      Tenant shall not change any locks nor place additional locks upon any doors without the prior written consent of Landlord.  Landlord shall be provided with a key to any such changed or additional locks.

7.                                      Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than handicap assistance dogs in the company of their masters be brought into or kept in or about the Property.

8.                                      If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall reasonably direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted.  Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant’s expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building.  All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.  No machinery of any kind other than customary small business machines shall be allowed in the Premises.  Tenant shall not use any method of heating, air conditioning or air cooling other than that provided by Landlord.

9.                                      Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building which is designed to normal office building standards for floor loading capacity.  Landlord shall have the right to exclude from the Building heavy furniture, safes and other articles which may be hazardous or to require them to be located at designated places in the Premises.

10.                               The use of rooms as sleeping quarters is strictly prohibited at all times.

11.                               Tenant shall comply with all reasonable and nondiscriminatory parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including without limitation the following:

B-1

Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles.  No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval.  Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas.  Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the Property or with loading and unloading areas of other tenants.  Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use.  All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft.  Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease.  Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas.  Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence.  Bicycles are not permitted in the Building.

12.                               Tenant and its Agents shall not smoke in the Building or at the Building entrances and exits.

13.                               Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: security guards/monitors, telecommunications installers/maintenance), and all vendors shall be subject to Landlord’s reasonable approval.  No mechanics shall be allowed to work on the Building or Building Systems other than those engaged by Landlord.  Tenant shall permit Landlord’s employees and contractors and no one else to clean the Premises unless Landlord consents in writing.  Tenant assumes all responsibility for protecting its Premises from theft and vandalism and Tenant shall see each day before leaving the Premises that all lights are turned out and that the windows and the doors are closed and securely locked.

14.                               Tenant shall comply with any reasonable move-in/move-out rules provided by Landlord and with any rules provided by Landlord governing access to the Building outside of Normal Business Hours.  Throughout the Term, no furniture, packages, equipment, supplies or merchandise of Tenant will be received in the Building, or carried up or down in the elevators or stairways, except during such hours as shall be designated by Landlord, and Landlord in all cases shall also have the exclusive right to prescribe the method and manner in which the same shall be brought in or taken out of the Building.

15.                               Tenant shall not place oversized cartons, crates or boxes in any area for trash pickup without Landlord’s prior approval.  Landlord shall be responsible for trash pickup of normal office refuse placed in ordinary office trash receptacles only.  Excessive amounts of trash or other out-of-the-ordinary refuse loads will be removed by Landlord upon request at Tenant’s expense.

16.                               Tenant shall cause all of Tenant’s Agents to comply with these Building Rules.

17.                               Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the Property.  Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease.  New rules or regulations will not, however, be materially or  unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

18.                               These Building Rules are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such nonenforcement will not constitute a waiver as to Tenant.

B-2

EXHIBIT C

TENANT ESTOPPEL CERTIFICATE

Please refer to the documents described in Schedule 1 hereto, (the “Lease Documents”) including the “Lease” therein described; all defined terms in this Certificate shall have the same meanings as set forth in the Lease unless otherwise expressly set forth herein.  The undersigned Tenant hereby certifies that it is the tenant under the Lease.  Tenant hereby further acknowledges that it has been advised that the Lease may be collaterally assigned in connection with a proposed financing secured by the Property and/or may be assigned in connection with a sale of the Property and certifies both to Landlord and to any and all prospective mortgagees and purchasers of the Property, including any trustee on behalf of any holders of notes or other similar instruments, any holders from time to time of such notes or other instruments, and their respective successors and assigns (the “Beneficiaries”) that as of the date hereof:

1.                                      The information set forth in attached Schedule 1 is true and correct.

2.                                      Tenant is in occupancy of the Premises and, based on Tenant’s actual knowledge,  the Lease is in full force and effect, and, except by such writings as are identified on Schedule l, has not been modified, assigned, supplemented or amended since its original execution, nor are there any other agreements between Landlord and Tenant concerning the Premises, whether oral or written.

3.                                      Based on Tenant’s actual knowledge, all conditions and agreements under the Lease to be satisfied or performed by Landlord have been satisfied and performed.

4.                                      Tenant is not in default under the Lease Documents, Tenant has not received any notice of default under the Lease Documents, and, to Tenant’s knowledge, there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Tenant under the Lease Documents.

5.                                     Tenant has not paid any Rent due under the Lease more than one month in advance of the date due under the Lease and Tenant has no rights of setoff, counterclaim, concession or other rights of diminution of any Rent due and payable under the Lease except as set forth in Schedule 1.

6.                                      To Tenant’s actual knowledge, there are no uncured defaults on the part of Landlord under the Lease Documents, Tenant has not sent any notice of default under the Lease Documents to Landlord, and there are no events which have occurred that, with the giving of notice and/or the passage of time, would result in a default by Landlord thereunder, and that at the present time Tenant has no claim against Landlord under the Lease Documents.

7.                                      Except as expressly set forth in Part G of Schedule 1, there are no provisions for any, and Tenant has no, options with respect to the Premises or all or any portion of the Property.

8.                                      No action, voluntary or involuntary, is pending against Tenant under federal or state bankruptcy or insolvency law.

9.                                      The undersigned has the authority to execute and deliver this Certificate on behalf of Tenant and acknowledges that all Beneficiaries will rely upon this Certificate in purchasing the Property or extending credit to Landlord or its successors in interest.

10.                               This Certificate shall be binding upon the successors, assigns and representatives of Tenant and any party claiming through or under Tenant and shall inure to the benefit of all Beneficiaries.

IN WITNESS WHEREOF, Tenant has executed this Certificate this          day of                     , 2        .

Name of Tenant

By:
Title:

C-1

SCHEDULE 1 TO TENANT ESTOPPEL CERTIFICATE

Lease Documents, Lease Terms and Current Status

A.                                    Date of Lease:

B.                                    Parties:

1.                                      Landlord:

2.                                      Tenant:

C.                                    Premises:

D.                                    Modifications, Assignments, Supplements or Amendments to Lease:

E.                                     Commencement Date:

F.                                      Expiration of Current Term:

G.                                    Option Rights:

H.                                   Security Deposit Paid to Landlord: $

I.                                        Current Minimum Annual Rent: $

J.                                        Current Annual Operating Expenses: $

K.                                   Current Total Rent: $

L.                                     Square Feet Demised:

C-2

EXHIBIT D

WORK LETTER

This Work Letter (this “Work Letter”) is attached to and made a part of that certain Lease (the “Lease”), between LSOP 3 MN 3, LLC (“Landlord”), and NORTECH SYSTEMS, INC., (“Tenant”).  The terms used in this Work Letter that are defined in the Lease shall have the same meanings as provided in the Lease.

1.                                      1.                                      Definitions.

(a)                                 “Approved Working Drawings” shall mean the working drawings attached hereto as Exhibit D-1.

(b)                                 “Excess Costs” shall mean Total Construction Costs in excess of the Allowance.

(c)                                  “Initial Allowance” shall mean a one-time tenant improvement allowance in an amount not to exceed $344,772.00.  In the event the Total Construction Costs exceed the Initial Allowance, Landlord shall make an additional allowance available to Tenant of up to $100,000.00 (the “Additional Allowance”); provided that any portion of the Additional Allowance that is used shall increase the Minimum Annual Rent based on an amortization over the initial Term on a straight-line basis, together with interest thereon at eight percent (8%) per annum, with such amortization to commence after the Conditional Rent has expired.  The “Allowance” shall mean the Initial Allowance and the Additional Allowance

(d)                                 “Substantial Completion” of the Premises shall occur upon the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any punchlist items that do not materially interfere with Tenant’s ability to occupy and use the Premises and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.  Substantial Completion shall have occurred even though (a) minor details of construction, decoration, landscaping or mechanical adjustments remain to be completed and/or (b) there is a delay in the Substantial Completion of the Premises due to a “Tenant Delay” as defined below.

(e)                                  “Tenant Delay” shall mean each day of delay in the performance of the work that occurs because of (i) Tenant’s failure to timely deliver or approve any required documentation; (ii) any change by Tenant to the Approved Working Drawings; (iii) any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials or Tenant’s requirement for materials, components, finishes or improvements that are not available in a commercially reasonable time; (iv) postponement of any work at the request of Tenant; (iv)  the failure of Tenant to pay, when due, any amounts required to be paid by Tenant; (v) Tenant’s failure to attend any meeting with Landlord, any architect, design professional, or any contractor, or their respective employees or representatives, as may be required hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, such as the Approved Working Drawings, or in connection with the performance of any work; or (vi) a breach by Tenant of this Exhibit or the Lease.  Notwithstanding anything contained in this Lease to the contrary, in the event of a Tenant’s Delay, the Commencement Date of the Term of the Lease and the payment of Rent under the Lease shall be accelerated by the number of days of such Tenant Delay, but in no event shall such acceleration cause the Commencement Date to occur prior to June 1, 2015.

(f)                                   “Tenant Improvements” shall mean the improvements to the Premises set forth in this Exhibit D.

(g)                                  “Tenant’s Representative” shall mean Richard Wasielewski, who Tenant has appointed as its representative with full power and authority to bind Tenant for all actions taken with regard to the Tenant Improvements.  Tenant hereby ratifies all actions and decisions with regard to the Tenant Improvements that the Tenant’s Representative may have taken or made prior to the execution of this Work Letter.  Landlord shall not be obligated to respond to or act upon any plan, drawing, change order or approval or other matter relating to the Tenant Improvements until it has been executed by Tenant’s Representative or a senior officer of Tenant.  Neither Tenant nor Tenant’s Representative shall be authorized to direct Landlord’s general contractor with respect to the Tenant Improvements, unless otherwise agreed to in writing by Landlord.  In the event that Landlord’s general contractor performs any such work under the direction of Tenant or Tenant’s Representative, then Landlord shall have no liability for the cost of such work, the cost of corrective work required as a result of such work, any delay that may result from such work, or any other problem in connection with such work.

(h)                                 “Total Construction Costs” shall mean the entire cost of constructing the Tenant Improvements, including space planning and preparation of the Approved Working Drawings, labor and materials, electrical and other utility usage during construction, additional janitorial services, trash removal, general tenant signage, related taxes and insurance costs and the commercially competitive fees of any third party construction manager.

2.                                      Allowance and Excess Costs Deposit.

(a)                                 Provided no uncured Event of Default then exists, Landlord shall provide an amount up to the Allowance to be applied toward Total Construction Costs.  The Allowance must be used within twelve (12) months following the date of full execution of this Lease Agreement (the “Allowance Outside Date”) or shall be deemed forfeited with no further obligation by Landlord with respect thereto.  All Tenant Improvements for which the Allowance has been made available shall be deemed Landlord’s property.  Tenant shall not be entitled to use any portion of the Allowance for anything other than Tenant Improvements, provided that any portion of the Allowance which remains unused as of the Allowance Outside Date shall be applied as credit toward Rent, as such amounts come due.

(b)                                 In no event shall Landlord be obligated to make disbursements with respect to the Tenant Improvements in an amount that exceeds the Allowance.  The Allowance shall not be disbursed to Tenant, but shall be applied by Landlord to the payment of the Total Construction Costs, if, as, and when the cost of the Tenant Improvements is actually incurred.

(c)                                  Upon the later to occur of Tenant’s execution of this Lease or the date the Excess Costs have been determined and approved, Tenant shall deliver to Landlord cash in the amount equal the Excess Costs (the “Excess Costs Deposit”).  In the event that after such deposit by Tenant, any revisions, changes, or substitutions shall be made to the Approved Working Drawings or the Tenant Improvements at Tenant’s request, Tenant shall pay any incremental costs that cause the Total Construction Costs to exceed the Cost Proposal that arise in connection with such Tenant requested revisions, changes or substitutions to Landlord within ten (10) days of Landlord’s request as an addition to the Excess Costs Deposit.  Conversely, if changes to the Approved Working Drawings or the Tenant Improvements cause the Total Construction Costs to be reduced below the Cost Proposal and Tenant has previously made an Excess Costs Deposit, Tenant shall be entitled to a refund of the appropriate amount of such Excess Cost Deposit to account for such costs savings.

(d)                                 In the event that the approved Cost Proposal (subject to adjustment as provided above in Section 2(c)) should be less than the Initial Allowance, then upon substantial completion of the Tenant Improvements, Tenant shall be entitled to a credit against Tenant’s rental obligations for the difference between such approved Cost Proposal and the Initial Allowance.

3.                                      Punchlist.  Landlord will notify Tenant when Landlord considers Substantial Completion to have occurred.  Within three (3) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Tenant Improvements (the “Punchlist Items”).  Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on Punchlist Items.  Landlord shall use reasonable efforts to complete all Punchlist Items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

4.                                      Miscellaneous.

(a)                                 Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until Landlord approves the document.

(b)                                 Notwithstanding any provision to the contrary contained in this Lease, if an Event of  Default has occurred at any time prior to Substantial Completion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to cause the contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in Substantial Completion caused by such work stoppage); and (ii) all other obligations of Landlord under the terms of this Exhibit shall be delayed until such time, if any, as such Event of Default may be cured.

5.                                      Cost Proposal.    Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of the Total Construction Costs to be incurred in connection with the Tenant Improvements (“Cost Proposal”).  Landlord shall obtain commercially competitive and reasonable pricing for the Tenant Improvements in connection with the preparation of the Cost Proposal.  Tenant shall notify Landlord whether it approves the Cost Proposal within five (5) business days after Landlord’s submission thereof.  If Tenant disapproves of the Cost Proposal, then Tenant shall notify Landlord thereof specifying in reasonable detail the revisions to the Approved Working Drawings to achieve the necessary cost savings.  If Tenant fails to notify Landlord that it disapproves of the Cost Proposal within five (5) business days after the submission thereof, then Tenant shall be deemed to have approved the Cost Proposal as submitted if the Cost Proposal is less than the total Allowance or disapproved such Cost Proposal if it is greater than the Allowance. Tenant’s approval of the Cost Proposal shall be deemed approval of the Excess Costs resulting therefrom.  Landlord acknowledges that, except to the extent the Total Construction Costs are increased by Tenant requested change orders occurring after Tenant’s approval of the Cost Proposal, Tenant shall have no liability for any portion of the Total Construction Costs incurred by Landlord in excess amounts set forth in the Cost Proposal.

6.                                      Construction.  Following approval of the Cost Proposal Landlord shall promptly construct and complete the Tenant Improvements in substantial accordance with the Approved Working Drawings.  Subject to Tenant Delays, Landlord shall make commercially reasonable efforts to substantially complete the Tenant Improvements by June 1, 2015.

7.                                      Possession.  Tenant, by taking possession of the Premises, agrees that Landlord has satisfactorily performed all work to be performed by it as hereinabove set forth, subject to the punch list items as may be agreed to by Landlord and Tenant and latent defects.

8.                                      Early Access.  Landlord agrees that Tenant shall be allowed access to the Premises during construction of the Tenant Improvements (approximately fifteen (15) days prior to substantial completion) to coordinate installation of Tenant’s wiring and equipment so long as such access does not interfere with the Tenant Improvements being performed by Landlord.  Such access shall be subject to all of the terms and conditions of the Lease (including, without limitation, the obligation to obtain and provide evidence of insurance pursuant to Section 8 of the Lease)  except that Tenant shall have no obligation for payment of Minimum Annual Rent or Annual Operating Expenses prior to the Commencement Date.

9.                                      SAC/WAC.  For avoidance of doubt, both parties hereby acknowledge and agree that Landlord shall be solely responsible for the costs of all water availability charges and sewer availability charges (SAC and WAC) related to the Premises or the Tenant Improvements, provided that Landlord shall have the right to apply the Allowance to such amounts.

EXHIBIT D-1

APPROVED WORKING DRAWINGS

NORTECH SYSTEMS, INC.

PLANFORCE

CODE REVIEW

CONSTRUCTION SPECIFICATIONS

ADJACENT
B-F-S
TENANT
78'-9"
206'-5"

1 A1 FLOOR PLAN: EGRESS

PROJECT DIRECTORY

SHEET DIRECTORY

HWY 169
SUITE 150

SITE PLAN

NOT TO SCALE

SYMBOLS

ALTERNATES

TIMING OF WORK

SUBMITTALS

TENANT WORK

OFFICE

KEY PLAN

NORTECH SYSTEMS INC.

MERIDIAN BUSINESS CENTER SUITE 150

7550 MERIDIAN CIRCLE
MAPLE GROVE, MN

CBRE

C1
PERMIT PLAN
A1

SYMBOLS

PLAN NOTES

WALL LEGEND

1 A2 FLOOR PLAN
CONSTRUCTION/FURNITURE
SQUARE FOOTAGE
2 A2 FLOOR PLAN: DEMOLITION
3 A2 SECTIONS
WALL TYPES

PLANFORCE
COMMERCIAL INTERIORS

NORTECH SYSTEMS INC.

MERIDIAN BUSINESS CENTER SUITE 150

7550 MERIDIAN CIRCLE
MAPLE GROVE, MN

CBRE

C1
PERMIT PLAN
A2

2 of 4

DOOR SCHEDULE

DOOR & HARDWARE SCHEDULE

1 A3 FLOOR PLAN
2 A3 DETAIL
3A A3 ELEVATIONS
3B A3
3C A3
3D A3
4A A3 ELEVATIONS
4B A3
4C A3
4D A3
5A A3 ELEVATIONS
5B A3
5C A3
5D A3
6 A3 ELEVATION
7 A3 SECTION
8 A3 ELEVATIONS
9 A3 ELEVATIONS
10 A3 DETAIL
11 A3 ELEVATION
12 A3 ELEVATION
13 A3 DETAIL

PLANFORCE

NORTECH SYSTEMS INC.

MERIDIAN BUSINESS CENTER SUITE 150

CBRE

C1

PERMIT PLAN

A3

3 of 4

SYMBOLS

FINISH SCHEDULE

WAREHOUSE LIGHTING: PROVIDE
FLUORESCENT STRIP LIGHTING
AT TRUSS LEVEL, T8 LAMPS.
MAINTAIN 25 FE AT DESK LEVEL.
NEW GRID & AT1
EXISTING GRID & AT1
NEW GRID & AT1 ALIGNED W/ EXISTING

1 A4 REFLECTED CEILING PLAN

1 A4 FLOOR PLAN

PLANFORCE

NORTECH SYSTEMS INC.

MERIDIAN BUSINESS CENTER SUITE 150

7550 MERIDIAN CIRCLE
MAPLE GROVE, MN

CBRE

C1
PERMIT PLAN
A4

4 of 4